                                                                      Exhibit 12


EASTGROUP PROPERTIES, INC.
RATIO OF EARNINGS TO FIXED CHARGES




                                              3 MONTHS         YEAR           YEAR           YEAR          YEAR           YEAR
                                                ENDED          ENDED          ENDED          ENDED         ENDED          ENDED
                                            MAR. 31, 1997  DEC. 31, 1996  DEC. 31, 1995  DEC. 31, 1994 DEC. 31, 1993  DEC. 31, 1992
                                            -------------  -------------  -------------  ------------- -------------  -------------


Pretax income from continuing operations
  (net income (loss))                        3,087,392.47  12,509,189.35   7,710,814.49   7,167,825.65  6,414,661.94  (3,672,543.23)

Add:  fixed charges                          2,436,248.10   8,929,889.00   6,286,788.07   3,905,060.22  3,415,318.22   2,832,702.95
                                             ------------  -------------  -------------  -------------  ------------   ------------

                                             5,523,640.57      21,439.07  13,997,602.56  11,072,885.87  9,829,980.16    (839,840.28)

                                             2,436,248.10   8,929,889.00   6,286,788.07   3,905,060.22  3,415,318.22   2,832,702.95
                                             ------------  -------------  -------------  -------------  ------------   ------------


Ratio of earnings to fixed charges               2.267273         2.4008       2.226511       2.835522      2.878203      (0.296480)
                                             ============  =============  =============  =============  ============   ============

Fixed charges:
   Interest expense per original financials                                5,975,348.70   3,746,867.98  3,112,526.97   2,749,349.04
   Add:  amortization of loan costs                                          311,439.37     158,192.24    302,791.25      83,353.91
                                                                          -------------   ------------  ------------  -------------

Interest per adjusted 10-K                                                 6,286,788.07   3,905,060.22  3,415,318.22   2,832,702.95
                                                                          =============  =============  ============  =============




Fixed charges consist of interest costs and amortization of debt issuance costs.